News Release

Tutor Perini Announces Refinancing and New Credit Agreement
•$425 million term loan B
•$175 million revolving credit facility
•Termination of 2017 credit facility, including elimination of spring-forward maturity provision
•Repurchased $130.1 million of convertible notes

LOS ANGELES – (BUSINESS WIRE) – August 19, 2020 – Tutor Perini Corporation (NYSE: TPC) (the “Company”), a leading civil, building and specialty construction company, announced today a refinancing and new credit agreement. The agreement includes a $425 million 7-year term loan B and a $175 million 5-year revolving credit facility.

The Company will use the proceeds from the term loan to repay outstanding amounts under its 2017 credit facility and to repurchase or retire at maturity its 2.875% convertible senior notes due June 15, 2021. It will use the proceeds from the revolving credit facility for working capital and other general corporate purposes. The 2017 credit facility, including its spring-forward provision that would have accelerated the maturity of the facility to December 2020 if the convertible notes remained outstanding, has been terminated.

"We are pleased with the successful execution of the new credit agreement and especially with the removal of market uncertainties associated with the spring-forward maturity provision in our previous credit facility," said Gary Smalley, Executive Vice President and Chief Financial Officer. "We have capitalized on the attractive debt markets to further strengthen our balance sheet, extend our maturities and provide additional financial flexibility and liquidity. We experienced very strong market interest and demand for this transaction, demonstrating the confidence that lenders, investors and other financial participants have in Tutor Perini’s current and long-term outlook."

The applicable interest rates, at the Company’s option, are based on LIBOR or a base rate, plus an applicable margin, depending on leverage. The applicable margin range on the term loan is 4.50% - 4.75% for LIBOR and 3.50% - 3.75% for base rate. The applicable margin range on the revolving credit facility is 4.25% - 4.75% for LIBOR and 3.25% - 3.75% for base rate.

The credit facility is guaranteed by certain of the Company’s wholly-owned subsidiaries and secured by substantially all of the Company’s and each guarantor’s assets.

The Company also announced that on August 19, 2020 it repurchased $130.1 million aggregate principal amount of its convertible notes pursuant to separate, privately negotiated arrangements with certain holders of the notes for an aggregate purchase price of $132.4 million (including accrued and unpaid interest to the repurchase date). Following the repurchases, $69.9 million aggregate principal amount of the convertible notes remain outstanding.

About Tutor Perini Corporation

Tutor Perini Corporation is a leading civil, building and specialty construction company offering diversified general contracting and design-build services to private clients and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large, complex projects on time and within budget while adhering to strict quality control measures.

Contact:

Tutor Perini Corporation
Jorge Casado, 818-362-8391
Vice President, Investor Relations and Corporate Communications
www.tutorperini.com
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